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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported): January 16, 2001



                          WEINGARTEN REALTY INVESTORS
            (Exact name of Registrant as specified in its Charter)


              Texas                      1-9876                 74-1464203

(State or other jurisdiction of   (Commission file number)   (I.R.S. Employer
 incorporation or organization)                           Identification Number)



           2600 Citadel Plaza Drive, Suite 300, Houston, Texas 77008
              (Address of principal executive offices) (Zip Code)


      Registrant's telephone number, including area code:  (713) 866-6000




                                 Not applicable
         (Former name or former address, if changed since last report)
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Item 5.   Other Events.

     On January 17, 2001, Weingarten Realty Investors announced that it has signed an agreement to purchase 19 supermarket-anchored shopping centers from Burnham Pacific Properties, Inc. The purchase price is $277.5 million which consists of $145.5 million in cash and the assumption by WRI of a loan with a balance of approximately $132 million. The current net operating income generated from the properties is approximately $28 million. The loan is a non-recourse conduit instrument which bears interest at 8.33% and has a current constant of 9.29%.

     WRI estimates a return on investment in excess of 10% on these assets during 2001, with additional upside of about 1% through contractual rent steps and market increases as leases mature over the next several years. WRI believes there is additional upside in the portfolio's net operating income through its intensive management and leasing expertise and long-term focus.

     After the closing of this transaction, if WRI were to prepay or default under the loan (neither of which it intends to do), it would be required to remit the then unamortized premium (currently approximately $12 million) which the lender originally paid to buy up the interest rate. This will represent a contingent obligation of WRI and will be appropriately disclosed in its financial statements.

     The 19 supermarket-anchored properties, which are over 96% leased, are all located in California and aggregate approximately 2.5 million square feet with an average size of 130,500 square feet. Specifically, the majority of the centers (11) are located in the San Francisco Bay/Sacramento area while six are in and around Los Angeles. The portfolio includes about 460 tenants of which over 60% are national and/or regional retailers. The majority of the properties are in markets which contain high barriers to entry that should minimize additional future competition in such markets.

     Anchor supermarkets include three Ralphs (Kroger), which represent 7% of the revenue of this portfolio, five Raleys including one Bel Air Market (their upscale concept), four Albertsons (including one non-owned), three Food-4-Less (Fleming Companies), one Safeway and three regional chain stores. Kroger, WRI's largest tenant currently, will represent 4.2% of WRI's revenue subsequent to completion of this transaction. Supermarkets in this portfolio represent 33.8% of the total square footage and 24.8% of base rents. On average, the 19 supermarkets generate sales of almost $500 per square foot.

     Other anchor retailers include Home Depot, Kmart, Home Base, three Rite Aids and two Targets which own their own stores. Both the Home Base and the Rite Aid are noted to be weak operators; however, WRI believes these stores would be easily released should WRI get these facilities back from the retailers.

     WRI intends to initially utilize third party property management and leasing services but expects to fully integrate the operations of the portfolio into Weingarten's systems by the end of 2001. WRI will open regional offices in Los Angeles and San Francisco with a possible additional office in the Sacramento market.

     A copy of the agreement of purchase and sale relating to this transaction is filed as an exhibit to this Form 8-K.

     Statements included herein that state WRI's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, involve known and unknown risks and uncertainties. WRI's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to WRI's regulatory filings with the Securities and Exchange Commission for information or factors which may impact WRI's performance.


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Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

     (a)  Exhibits

     The following exhibits are filed with this report:

     2.1 Agreement for Purchase and Sale between BPP/Golden State Acquisitions, LLC and Weingarten GS, Inc. entered into as of January 16, 2001.
     99.1       Press release issued by Weingarten Realty Investors on January
                17, 2001.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2001
                              WEINGARTEN REALTY INVESTORS



                              By: /s/ Stephen C. Richter
                                 -----------------------------------------
                                 Stephen C. Richter
                                 Senior Vice President and Chief Financial
                                 Officer

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                               INDEX TO EXHIBITS


     2.1 Agreement for Purchase and Sale between BPP/Golden State Acquisitions, LLC and Weingarten GS, Inc. entered into as of January 16, 2001.
     99.1  Press release issued by Weingarten Realty Investors on January 17,
           2001.

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